UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2017

J.Crew Group, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075

Delaware	22-2894486
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

770 Broadway

New York, NY 10003

(Address of principal executive offices, including zip code)

(212) 209-2500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

J.Crew Group, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement with Millard Drexler, dated July 7, 2017 (the “Employment Agreement”) and effective July 10, 2017 (the “Effective Date”). As of the Effective Date, Mr. Drexler resigned from his position as Chief Executive Officer of the Company but remains Chairman of the board of directors (the “Board”) of Chinos Holdings, Inc. (the “Parent”).

The term of the Employment Agreement commenced on the Effective Date and will end on December 31, 2018 (the “Term of Employment”). During the Term of Employment, the Company will pay to Mr. Drexler cash compensation of $1,400,000 and will pay to Drexler Ventures LLC, on behalf of Mr. Drexler, $1,000,000 (together, the “Cash Compensation”), each payment made according to the Company’s regular payroll schedule beginning with the payroll period following expiration of the revocation period of the release of claims (discussed below). During his Term of Employment, Mr. Drexler will be eligible to participate in any of the Company’s employee benefit plans made available to senior executives of the Company in accordance with the individual plan terms (the “Continued Benefits”). Mr. Drexler will be eligible to receive a cash bonus with respect to fiscal 2017, pro-rated for the portion of the year in which he served as Chief Executive Officer, based on actual achievement of applicable performance objectives (the “Pro-Rated Bonus”). Mr. Drexler currently holds 20,068,262 options to purchase stock of the Parent which, as of the Effective Date, accelerated and vested in full and will remain outstanding and eligible to be exercised until the final exercise date set forth in the applicable award agreement (the “Option Acceleration” and, together with the Cash Compensation, Continued Benefits, and Pro-Rata Bonus, the “Transition Benefits”). The Company will also (i) reimburse Mr. Drexler for reasonable costs of travel on his personal airplane at the Company’s request for Company business during the Term of Employment, (ii) during Mr. Drexler’s lifetime provide him and his immediate family members with a discount on Company apparel and accessories at the then-effective employee discount rate, (iii) provide office space for his assistant until the earlier of the date in which Mr. Drexler secures an alternate space and September 30, 2017, and (iv) reimburse Mr. Drexler for legal fees incurred in negotiation of the Employment Agreement up to a total of $50,000.

The Company has agreed to indemnify Mr. Drexler against any and all liabilities, costs claims and defenses arising out of any dispute, by reason of the fact that Mr. Drexler was an officer or director of the Company (other than disputes between Mr. Drexler and the Company or any of its affiliates related to Mr. Drexler’s Employment Agreement or employment). The parties agree to consult in good faith with respect to the conduct of any proceeding for which indemnification is provided. The Company agrees to provide Mr. Drexler with officers and directors insurance coverage in the same amount provided to other executive officers and directors of the Company.

Mr. Drexler’s right to receive the Transition Benefits is subject to the effectiveness, within 60 days following the Effective Date, of a release of claims and waiver, which Mr. Drexler executed on July 7, 2017. Mr. Drexler will remain eligible for the Transition Benefits (other than the Continued Benefits) through the end of the Term of Employment, whether or not he continues to serve as Chairman of the Board, subject to his continued compliance with certain restrictive covenants. If Mr. Drexler’s Term of Employment ends prior to December 31, 2018, other than due to his resignation from the Board, he will also receive a monthly payment through December 31, 2018 equal to the employer portion of medical insurance premiums for him and his eligible spouse and dependents.

Mr. Drexler is bound by (i) a perpetual confidentiality restriction, (ii) non-solicitation and no-hire restrictions during the Term of Employment and for 2 years following the Effective Date, and (iii) except with the advanced written consent of the Board (which may not be unreasonably withheld), a non-competition restriction during the Term of Employment and for 1 year following the Effective Date that restricts him from association with any entity actively engaged in the retail apparel business in a geographic area in which the Company or any of its subsidiaries or affiliates engages in such business and has revenue of at least $100 million per year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: July 13, 2017	By:	/s/ MICHAEL J. NICHOLSON
Michael J. Nicholson
President, Chief Operating Officer and Chief Financial Officer

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